UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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FIRST MERCURY FINANCIAL CORPORATION

29621 Northwestern Highway
Southfield, Michigan 48034

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of First Mercury Financial Corporation, a Delaware corporation, will be held on Wednesday, May 9, 2007 at 9:00 a.m., Eastern Daylight Time, at 29110 Inkster Rd, Suite 100, Southfield, Michigan 48034 for the following purposes:

1.	To elect the seven nominees of the board of directors to serve as Class I Directors, Class II Directors and Class III Directors with the terms of each Class of Directors expiring in one of the next three years.

2.	To ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2007.

3.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Stockholders entitled to receive notice of and to vote at the meeting are determined as of the close of business on March 20, 2007, the record date fixed by the board of directors for such purpose.

Regardless of whether or not you plan to attend the meeting, you can be sure your shares are represented at the meeting by promptly signing, dating and returning your proxy card in the enclosed pre-addressed, postage-paid return envelope. If your shares are registered in the name of a bank or brokerage firm, you may be able to vote your shares electronically over the internet or by telephone. If for any reason you desire to revoke or change your proxy, you may do so at any time before it is voted. The enclosed proxy is solicited by the board of directors of the Company.

We cordially invite you to attend the meeting.

By Order of the Board of Directors

John A. Marazza
Executive Vice President,
Chief Financial Officer and Corporate Secretary

April 9, 2007

Annual Meeting of Stockholders
PROPOSAL 1: ELECTION OF DIRECTORS
AUDIT COMMITTEE REPORT
EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN TRANSACTIONS
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

FIRST MERCURY FINANCIAL CORPORATION

29621 Northwestern Highway
Southfield, Michigan 48034

Annual Meeting of Stockholders
To be held on May 9, 2007

Q:	Why am I receiving these materials?

A:	The accompanying proxy is solicited on behalf of the Board of Directors of First Mercury Financial Corporation, a Delaware corporation. We are providing these proxy materials to you in connection with our annual meeting of stockholders, to be held at 29110 Inkster Rd, Suite 100, Southfield, Michigan 48034, on Wednesday, May 9, 2007 at 9:00 a.m., Eastern Daylight Time. As a Company stockholder, you are invited to attend the annual meeting and are entitled and requested to vote on the proposals described in this proxy statement. When the Company asks for a proxy, we must provide you with a proxy statement that contains certain information specified by law. This proxy statement and proxy are being mailed to stockholders on or about April 9, 2007.

Q:	Who may vote at the meeting?

A:	You may vote all of the shares of our common stock that you owned at the close of business on March 20, 2007, the record date. On the record date, there were 17,335,019 shares of common stock outstanding and entitled to be voted at the meeting. You may cast one vote for each share of common stock held by you on all matters presented at the meeting.

Q:	What proposals will be voted on at the meeting?

A:	Two Company proposals:

1. To elect the seven nominees to the Board of Directors to serve as Class I Directors, Class II Directors or Class III Directors with the term of each Class of Directors expiring in one of the next three years.

2. To ratify the appointment of BDO Seidman, LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007.

We will also consider other business that properly comes before the meeting, and any adjournments thereof, in accordance with Delaware law and our Bylaws.

Q:	How does the Board of Directors recommend I vote?

A:	Please see the information included in the proxy statement relating to the proposals to be voted on. Our Board of Directors unanimously recommends that you vote:

1. “FOR” each of the seven nominees to the Board of Directors to serve as Class I Directors, Class II Directors and Class III Directors with the term of each Class of Directors expiring in one of the next three years.

2. “FOR” ratification of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxyholders, Richard H. Smith and John A. Marazza, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Delaware law and our Bylaws.

Q:	How do I vote?

A:	If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record with respect to your shares and the proxy materials and proxy card are being sent directly to you by Automatic Data Processing, Inc. Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the meeting, complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the annual meeting. To vote at the meeting, please bring the enclosed proxy card or vote using the ballot provided at the meeting.

If, like most stockholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the proxy materials are being forwarded to you together with a voting instruction card. Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the meeting, complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes. As an alternative to using the proxy card to vote, beneficial owners of shares held in street name may vote via the Internet until 1:00 a.m., Central Time, on May 9, 2007. To vote at the meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the meeting.

Q:	Who votes my shares if I execute and return this proxy?

A:	Richard H. Smith and John A. Marazza are officers of the Company and were named by our Board of Directors as proxyholders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the Board of Directors.

Q:	Can I change my vote after I have delivered my proxy?

You may revoke your proxy by doing one of the following:

• by sending a written notice of revocation to the Corporate Secretary of the Company that is received prior to the meeting, stating that you revoke your proxy;

• by signing a later-dated proxy card and submitting it so that it is received prior to the meeting in accordance with the instructions included in the proxy card(s);

• by attending the meeting and voting your shares in person; or

• if you are a beneficial stockholder, you must contact your brokerage firm or bank, trustee or nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:	A quorum is required for the Company stockholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculations of the number of shares considered to be present at the meeting for quorum purposes.

Q:	What vote is required to approve each proposal?

A:	Proposal 1 requires a plurality of the votes cast to elect a director. This means those nominees receiving the highest number of votes at the meeting will be elected, even if such votes do not constitute a majority of the votes cast.

Proposal 2 requires the affirmative vote of a majority of the votes cast.

Q:	What if I don’t vote or abstain?

A:	Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors but will have an effect of a vote “against” the ratification of auditors.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:	For beneficial stockholders, your broker, trustee or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker, trustee or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes,” however, will be counted in determining whether there is a quorum present.

Your broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote or if you provide instructions on how to vote by following the instructions provided to you by your broker. For the election of directors and the ratification of auditors, the broker may vote your shares in its discretion.

Q:	Where can I find voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2007.

Q:	Who will bear the cost for soliciting votes for the meeting?

A:	We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to beneficial owners. We may hire a proxy solicitation firm at a standard industry compensation rate. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and regular employees.

Q:	What should I do if I want to attend the annual meeting?

A:	All stockholders as of the record date may attend the meeting, which will be held at 29110 Inkster Rd, Suite 100, Southfield, Michigan 48034. You may be asked to provide proof of ownership of shares as of the record date.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this document or our 2006 Annual Report on Form 10-K, please contact: First Mercury Financial Corporation, 29621 Northwestern Hwy., Southfield, Michigan 48034, Attention: Corporate Financial Reporting, Telephone: (248) 358-4010.

Q:	How can I communicate with the Company’s Board of Directors?

A:	Stockholders may send communications in care of the Director of Internal Audit, First Mercury Financial Corporation, 29621 Northwestern Highway, Southfield, Michigan 48034, or via email to: hbos@firstmercury.com. Please indicate whether your message is for the Board of Directors as a whole, a particular group or committee of directors or an individual director. The Board of Directors has implemented procedures for processing stockholder communications and a description of these procedures can be found at www.firstmercury.com by clicking “Investor Relations” and then “Investor FAQs.”

Q:	How do I submit a stockholder proposal for the 2008 annual meeting?

A:	If a stockholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by December 11, 2007. Proposals should be addressed to our Corporate Secretary, First Mercury Financial Corporation, 29621 Northwestern Highway, Southfield, Michigan 48034. In addition, our Bylaws provide that any stockholder wishing to propose any other business at the annual meeting must give us written notice by January 10, 2008. That notice must provide certain other information as described in our Bylaws. Copies of our Bylaws are available online at www.firstmercury.com.

Q:	Does the Company offer an opportunity to receive future proxy materials electronically?

A:	Yes. If you are a stockholder of record, you may, if you wish, receive future proxy statements and annual reports online. If you elect this feature, you will receive an e-mail message notifying you when the materials are available along with a web address for viewing the materials and instructions for voting on the Internet. If you have more than one account, you may receive separate e-mail notifications for each account.

If you vote online as described above, you may sign up for electronic delivery at that time.

If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future. If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.

Q:	What is “householding”?

A:	We have adopted “householding,” a procedure under which stockholders of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings. Stockholders who participate in householding will continue to receive separate proxy cards. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. If you participate in householding and wish to receive a separate copy of the 2006 annual report and 2007 proxy statement, or if you wish to receive separate copies of future annual reports and proxy statements, please call us at (248) 358-4010 or write to: First Mercury Financial Corporation, 29621 Northwestern Hwy., Southfield, Michigan 48034, Attention: Corporate Financial Reporting. We will deliver the requested documents to you promptly upon your request.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors currently consists of seven members. At the beginning of 2006, the Board consisted of six members. During 2006, David Evans and Jon Burgman resigned from the Board of Directors. In November 2006, Messrs. Kearney, Manetti and Tyler joined the Board.

Our Bylaws provide for the division of our Board of Directors into three classes with staggered three year terms. The terms of each class will expire at successive annual meetings so that the stockholders elect one class of Directors at each annual meeting. The election of directors and the classification of the Board will take place at the meeting. The nominees for the Board and the designation of the Director Class and the term for each nominee is as follows:

Year First Elected Director, Principal Occupation and Age

Class I Directors with Terms Expiring at the 2010 Annual Meeting

Steven A. Shapiro	Mr. Shapiro has served as a member of our Board of Directors since 2004. Mr. Shapiro is a Vice President of SF Investments, Inc., a registered broker/dealer and investment advisor. Mr. Shapiro is also a manager of Millennium Group, LLC, which is the general partner in a series of investment limited partnerships. Mr. Shapiro is 42 years old.

Jerome M. Shaw	Mr. Shaw has served as a member of our Board of Directors since 1973. In March 2007, he was given the title Chairman Emeritus of the Company. From 1973 to 2005, he was our Chief Executive Officer. He is the founder of the Company. Mr. Shaw entered the insurance business in 1967 and formed CoverX in 1973. Mr. Shaw is 64 years old.

Richard H. Smith	Mr. Smith has served as our President and Chief Executive Officer since 2005. Mr. Smith became our Chairman, President and Chief Executive Officer in November 2006. He joined the Company as its President and Chief Operating Officer in 1996. Mr. Smith began his insurance career with Providian Corporation in 1975 and held various financial positions before becoming Chief Financial Officer of Providian Direct Insurance in 1989 and President and Chief Operating Officer of Providian Direct Auto Insurance in 1993. Mr. Smith has served as a member of our Board of Directors since 1996. Mr. Smith is 56 years old.
Class II Directors with Terms Expiring at the 2009 Annual Meeting

Thomas Kearney	Mr. Kearney has served as a member of our Board of Directors since November 2006. Mr. Kearney has been a partner and Chief Marketing Officer of Insight Catastrophe Group since June 2005. Prior to that position, he had been Executive Vice President and Chief Marketing Officer of Benfield U.S., a subsidiary of the Benfield Group from June 2000. Mr. Kearney is 50 years old.

Year First Elected Director, Principal Occupation and Age

William C. Tyler	Mr. Tyler has served as a member of our Board of Directors since November 2006. Mr. Tyler was a Senior Vice President and stockholder of McKinley Inc., a national real estate company, from May 1971 to November 2004, where he was responsible for major transactions, refinancings and restructurings. Mr. Tyler is 64 years old.
Class III Directors with Terms Expiring at the 2008 Annual Meeting

Louis J. Manetti	Mr. Manetti has served as a member of our Board of Directors since November 2006. Mr. Manetti is a Managing Director with Glencoe Capital, LLC (“Glencoe”) and has been with the firm since 2001. As Director of Portfolio Management, he is responsible for monitoring the performance of the operating companies in which Glencoe has an investment. Prior to joining Glencoe, Mr. Manetti had 20 years of experience in different aspects of business with Kodak, Bell & Howell Company and Price Waterhouse. Mr. Manetti received his JD from The John Marshall Law School, an MBA from Northwestern University, and is a Certified Public Accountant. Mr. Manetti is 51 years old.

Hollis W. Rademacher	Mr. Rademacher has served as a member of our Board of Directors since 2004. Mr. Rademacher is currently self-employed in the fields of consulting and investments. Mr. Rademacher held various positions with Continental Bank, N.A., from 1957 to 1993, most recently serving as Chief Financial Officer of Continental Bank Corporation from 1988 to 1993. Mr. Rademacher serves as a director of Schawk, Inc. and Wintrust Financial Corporation. Mr. Rademacher is 71 years old.

All of the nominees are currently members of the Board of Directors.

Vote Required and Recommendation of the Board of Directors

Directors must be elected by a plurality of the votes cast. This means those nominees receiving the highest number of votes at the meeting will be elected, even if such votes do not constitute a majority of the votes cast.

The Board of Directors recommends a vote FOR the election of the above named nominees to the Board of Directors to serve in the three Director Classes as designated.

CORPORATE GOVERNANCE

First Mercury Financial Corporation adopted corporate governance guidelines which are available at www.firstmercury.com or in print to stockholders. See “Availability of Certain Documents” in this proxy statement. These basic principles are summarized here.

•	The Board of Directors is elected by and is accountable to the stockholders. Its primary purpose is to oversee management and to assure that the long-term interests of the stockholders are being served.

•	The Board of Directors has adopted a retirement policy for directors set forth in its Corporate Governance Guidelines, under which Directors may not be nominated for re-election after age 75, except in extraordinary circumstances.

•	The non-management Directors regularly meet in executive session.

•	The Board of Directors annually evaluates its own performance. Each of the Board committees conducts an annual self-evaluation of its respective performance. These evaluations are overseen by the Nominating and Corporate Governance Committee.

•	The Board of Directors annually reviews long-range strategic plans.

•	Independent committees of the Board of Directors evaluate the performance of the Chief Executive Officer and determine his compensation.

•	Directors have complete access to all levels of management and also are provided with opportunities to meet with members of management on a regular basis.

Director Independence

In accordance with New York Stock Exchange rules, the Board affirmatively determines the independence of each Director and nominee for election as a Director in accordance with guidelines it has adopted, which include all elements of independence set forth in the New York Stock Exchange listing standards. In February 2007, the Directors and Nominating and Corporate Governance Committee reviewed each Directors’ relationships with the Company (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between the Company and the directors or parties related to the directors. At its meeting held on March 6, 2007, based upon the recommendation of the Nominating and Corporate Governance Committee, the Board determined that each of Thomas Kearney, Hollis W. Rademacher, Steven A. Shapiro and William C. Tyler is independent under the rules of the New York Stock Exchange and has no relationship with the Company, except as a Director and stockholder of the Company. The Board also concluded the Messrs. Rademacher and Tyler are independent under the applicable rules and regulations of the Securities and Exchange Commission for purposes of serving on the Audit Committee. In determining independence and the nominees for the Board, the Nominating and Corporate Governance Committee and subsequently the Board of Directors, assessed Mr. Shapiro’s new role as a director of Baldwin & Lyons, Inc. and concluded that such position did not impact Mr. Shapiro’s independence or his qualifications to serve as a Director of the Company.

The Board affirmatively determined that: (a) Richard H. Smith is not independent because he is the Chief Executive Officer of the Company, (b) Louis J. Manetti is not independent under the rules of the New York Stock Exchange because he is an employee of Glencoe Capital, LLC (“Glencoe”), an entity that engaged in various transactions with the Company in 2006 as described in “Certain Transactions”, and (c) Jerome M. Shaw is not independent because he was an employee of the Company in 2006 and entered into certain transactions with the Company in 2006 as described in “Certain Transactions” and “Employment and Related Agreements.” David Evans and Jon Burgman were also on our Board of Directors until their resignations in May 2006 and November 2006, respectively. Neither Messrs. Evans nor Burgman were independent under the rules of the New York Stock Exchange due to their affiliation with Glencoe Capital, LLC.

Nominations for Directors

The Nominating and Corporate Governance Committee is responsible for screening potential Director candidates and recommending qualified candidates to the Board for nomination. The Committee considers recommendations of potential candidates from current Directors, management and stockholders. Stockholders’ nominations for Directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the Committee to assess his or her qualifications. Nominations must be addressed to the Chairman of the Nominating and Corporate Governance Committee in care of the Corporate Secretary, First Mercury Financial Corporation, 29621 Northwestern Highway, Southfield, Michigan 48034, and must be received no later than December 11, 2007, in order to be considered for the next annual election of Directors. Article II, Section 9 of our Bylaws sets forth the process for submitting Director nominations.

The Board is committed to a diversified membership, in terms of both the individuals involved and their various experiences and areas of expertise. The Nominating and Corporate Governance Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential Director candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. Nominees for Director shall be selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties. Board members are expected to diligently prepare for, attend, and participate in all Board and applicable committee meetings. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director. The Board applies these criteria in evaluating candidates nominated by stockholders as well as in evaluating those recommended by other sources. The Nominating and Corporate Governance Committee shall be responsible for assessing the appropriate balance of skills and characteristics required of Board members. General criteria is reviewed annually by the Nominating and Corporate Governance Committee and the Board to ensure they remain pertinent and robust.

The Committee initially evaluates the candidate based on publicly available information and any additional information supplied by the party recommending the candidate. If the candidate appears to satisfy the selection criteria and the Committee’s initial evaluation is favorable, the Committee, assisted by management, gathers additional data on the candidate’s qualifications, availability, probable level of interest, and any potential conflicts of interest. If the Committee’s subsequent evaluation continues to be favorable, the candidate is contacted by the Chairman of the Board and one or more of the independent directors for direct discussions to determine the mutual levels of interest in pursuing the candidacy. If these discussions are favorable, the Committee makes a final recommendation to the board to nominate the candidate for election by the stockholders (or to select the candidate to fill a vacancy, as applicable).

Communications with the Board

Stockholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail to either the Board of Directors, an Individual Director or Directors or Chair of the Nominating and Corporate Governance Committee with respect to the non-management directors c/o Corporate Secretary, First Mercury Financial Corporation, 29621 Northwestern Highway, Southfield, Michigan 48034.

The Board has instructed the Corporate Secretary to review all communications so received, and to exercise his discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions) and personal grievances. However, any Director may at any time request the Corporate Secretary to forward any and all communications received by the Corporate Secretary but not forwarded to the Directors.

Code of Ethics

Our Code of Business Conduct and Ethics, which is the code of ethics applicable to all Directors, managers and employees, embodies our principles and practices relating to the ethical conduct of our business and its long-standing commitment to honesty, fair dealing and full compliance with all laws affecting our business. A Code of Ethics Applicable to Senior Finance Executives was also adopted with respect to our Chief Executive Officer, Chief Financial Officer and other members of financial management. These documents are available both on the Company’s website and in print to stockholders. See “Availability of Certain Documents.”

Whistleblowing Access

The Board has established a means for employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Code of Business Conduct and Ethics. Any employee, stockholder or other interested party can call (866) 373-6936 or follow the procedures at www.firstmercury.com (first clicking “Investor Relations”) to submit a report. This number is operational 24 hours a day, seven days a week.

Board of Directors

Our Board of Directors held seven meetings during 2006. The Board of Directors has three regular committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. All directors attended more than 75% in the aggregate of the meetings of the Board held in 2006 during their tenure as Directors and the committees on which each such Director served during his tenure as a member of such committee. The Company did not have an annual stockholders meeting in 2006. All actions of stockholders were taken by written consent. Our Corporate Governance Guidelines set forth information pertaining to director qualifications and responsibilities, as well as other corporate governance practices and policies. These guidelines are available both on our website and in print to stockholders. See “Availability of Certain Documents.”

Meetings Of Non-Management Directors

Non-management Directors of the Company regularly meet in executive sessions outside the presence of management. These meetings are presided over by one of the non-management directors selected at the meeting by the other non-management Directors. Currently, the non-management Directors of the Company are Messrs. Kearney, Manetti, Rademacher, Shaw, Shapiro and Tyler.

Audit Committee

The Audit Committee was formed in connection with our initial public offering and held two meetings in 2006. The Audit Committee has functions that include appointing, terminating, evaluating, and setting the compensation of our independent registered public accounting firm; meeting with the independent registered public accounting firm to review the scope, accuracy and results of the audit; and making inquiries as to the adequacy of our accounting, financial and operating controls. Mr. Rademacher is the Chair and Messrs. Manetti and Tyler are the other members of the Audit Committee. The Board of Directors has determined that Messrs. Rademacher and Tyler are “independent” in accordance with the New York Stock Exchange’s (“NYSE”) listing standards and the rules and regulations of the Securities and Exchange Commission (the “SEC”) and related federal law. In addition, the Board of Directors has also determined that all members of the Audit Committee are “Audit Committee Financial Experts” in accordance with the standards established by the SEC. Mr. Manetti is not independent under the rules and regulations of the SEC or the NYSE listing standards due to his employment with Glencoe Capital, LLC. Under Rule 10A-3(b)(1)(iv)(A) under the Securities Exchange Act of 1934 and the NYSE listing standards, our Audit Committee is not required to be comprised of exclusively independent directors until October 17, 2007, the first anniversary of our initial public offering, and the Company is relying on this exemption. The Company does not believe that its reliance on this exemption from the independence requirements materially adversely affects the ability of the Audit Committee to act independently and to satisfy the other requirements of the SEC rules with respect to audit committees of public companies. The Audit Committee’s charter is available both on our website and in print to stockholders. See “Availability of Certain Documents.”

Compensation Committee

The Compensation Committee held two meetings in 2006. Mr. Shapiro is the Chair and Messrs. Kearney and Shaw are the other members of the Compensation Committee. The Board has determined that Messrs. Kearney and Shapiro are “independent” in accordance with the NYSE listing standards. Mr. Shaw is not independent under these rules. Under the NYSE listing standards, the Compensation Committee is not required to be comprised of exclusively independent directors until October 17, 2007, the first anniversary of our initial public offering. Prior to the completion of our initial public offering, the members of the Compensation Committee were David Evans and Jerome M. Shaw and met only once; instead, all compensation matters subject to Board involvement were acted upon by the full Board of Directors.

The Compensation Committee Charter is available both on our website and in print to stockholders. See “Availability of Certain Documents.” The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	establish the base salary, incentive compensation and any other compensation for the Chief Executive Officer and review and approve the Chief Executive Officer’s recommendations for the compensation of all executive officers;

•	monitor management incentive and equity compensation plans, retirement and welfare plans and discharge the duties imposed on the Committee by the terms of those plans; and

•	annually review and make recommendations regarding compensation for non-management directors.

During Committee meetings at which compensation actions involving the Chief Executive Officer are discussed, the Chief Executive Officer does not participate in the discussions if the Committee so chooses. As Chief Executive Officer, Mr. Smith recommends compensation decisions involving the executive officers and discusses these recommendations and related issues with the Compensation Committee. During Committee meetings at which compensation actions involving executive officers are discussed, Mr. Smith has taken an active part in the discussions.

The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of Mr. Smith. Compensation Committee meetings are regularly attended by the Chief Executive Officer. At each meeting, the Compensation Committee has the opportunity to meet in executive session. The Compensation Committee’s Chair reports the Committee’s recommendations on executive compensation to the Board.

The Compensation Committee has the sole authority to retain and terminate outside advisors with respect to executive and director compensation. The Committee has retained AON Consulting as its outside compensation consultant. AON Consulting provides the Compensation Committee competitive information regarding executive officer compensation, including benchmarking of peer practices and general industry best practices. AON Consulting also prepares detailed compensation data analysis. The Committee approves fees paid to AON Consulting.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was formed in October 2006 in connection with our initial public offering and held one meeting in 2006. The Committee has functions that include developing and recommending to the Board of Directors criteria for board and committee membership, reviewing the qualifications of candidates for Director, nominating candidates for election to the Board of Directors, overseeing our corporate governance policies and practices, developing and recommending to the Board of Directors corporate governance guidelines, and overseeing a review of the performance of the Board of Directors and its committees at least annually. Mr. Tyler is the Chair and Messrs. Kearney and Shapiro are the other members of the Nominating and Corporate Governance Committee. The Board of Directors has determined that each member of the Committee is “independent” in accordance with the NYSE listing standards. The Nominating and Corporate Governance Committee charter is available both on our website and in print to stockholders. See “Availability of Certain Documents.”

Directors’ Compensation

Directors who are employees receive no additional compensation for serving on the Board or its committees. In 2006, we provided the following compensation to Directors who are not employees. Mr. Smith is a Director, but receives no Director related compensation since he is also an employee.

	Fees
	Earned
	or Paid	Stock
	in Cash	Awards	Total
Name	($)	($)(1)	($)

Thomas Kearney(2)	$8,250	$6,250	$14,500
Louis J. Manetti(2)	8,250	6,250	14,500
Hollis W. Rademacher	12,750	6,250	19,000
Steven A. Shapiro	12,750	6,250	19,000
Jerome M. Shaw(3)	9,750	6,250	16,000
William C. Tyler(2)	8,250	6,250	14,500
Jon Burgman(4)	5,000	—	5,000
David Evans(4)	—	—	—

(1)	Reflects the grant date fair value of restricted stock awards issued in March 2007 to Directors for services in the fourth quarter of 2006 (301 shares).

(2)	Messrs. Kearney, Manetti and Tyler joined the Board in November 2006.

(3)	In addition to the amounts set forth above, Mr. Shaw received compensation as an employee of the Company. See the “Summary Compensation Table”. Mr. Shaw’s employment with the Company ended on October 17, 2006, at which time he became a consultant of the Company. See “Employment and Related Agreements” below.

(4)	Messrs. Evans and Burgman resigned from the Board of Directors in May 2006 and November 2006, respectively.

Under our Bylaws, our Directors may receive such compensation and reimbursement of expenses for their services as may be determined by the Board of Directors. Prior to the completion of our initial public offering in October 2006, we paid our Directors a per meeting fee of $1,500. On November 29, 2006, the Board of Directors, based upon the recommendation of the Compensation Committee, modified the amounts paid to non-employee directors to provide them with compensation comparable to similar publicly traded companies. Non-employee directors receive annual cash compensation of $25,000 and restricted stock awards having a value of $25,000. In addition, each non-employee director receives $2,000 for each Board meeting attended. The Board of Directors also approved additional annual cash retainers of $10,000 for the Chair of the Audit Committee, $5,000 for the Chair of the Compensation Committee and $2,500 for the Chair of the Nominating and Corporate Governance Committee. The restricted stock awarded to Directors vests immediately, but is not transferable for one year after the date of grant. We also reimburse the Directors for reasonable expenses they incur in attending Board of Directors or committee meetings.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee discussed with BDO Seidman, LLP, the Company’s independent registered public accounting firm (independent auditors), who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm under generally accepted auditing standards including Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees), other standards of the Public Company

Accounting Oversight Board (United States), rules of the Securities and Exchange Commission and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 which the Audit Committee received from the independent registered public accounting firm, and considered the compatibility of non-audit services with the independent registered public accounting firms independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm and the persons responsible for the internal audit function the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm and the persons responsible for the internal audit function, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, including internal control over financial reporting, and the overall quality of the Company’s financial reporting. During 2006, the Audit Committee held two meetings, including quarterly closing conferences after the completion of our initial public offering with the independent registered public accounting firm and management during which financial results and related issues were reviewed and discussed prior to the release of quarterly results to the public.

The Audit Committee is governed by a charter which may be found on the Company’s website at www.firstmercury.com. Two members of the Audit Committee are considered to be “independent” because they satisfy the independence requirements of the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. Mr. Manetti is not considered independent under the rules of the New York Stock Exchange. The Company intends to replace Mr. Manetti with a Board member who will be considered independent under these rules by October 17, 2007.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board has approved the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee has approved the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for fiscal year 2007 and stockholders are being asked to ratify this appointment at the 2007 annual meeting.

Audit Committee:	Hollis W. Rademacher, Chair Louis J. Manetti, Member William C. Tyler, Member

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

EXECUTIVE OFFICERS

The following persons are our executive officers as of December 31, 2006. See Mr. Smith’s biographical information set forth above under “Election of Directors.”

Richard H. Smith, Chairman, President and Chief Executive Officer.  See the biographical information for Mr. Smith set forth above in “Election of Directors.”

John A. Marazza, Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary.  Mr. Marazza has served as our Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary since July 2006. From 2003 to 2005, he served as the Chief Operating Officer and Secretary of ProCentury Corporation, formerly known as ProFinance Holdings Corporation. From 2000 to 2003, he was the Executive Vice President, Treasurer and Secretary of ProCentury Corporation. Mr. Marazza was also a director of ProCentury Corporation from 2000 to 2005. From 1991 to 2000, Mr. Marazza served as a financial or operational executive with four insurance enterprises and from 1982 to 1991 was with KPMG LLP serving insurance industry clients. Mr. Marazza is a Certified Public Accountant (non-practicing). Mr. Marazza is 46 years old.

Jeffrey R. Wawok, Executive Vice President.  Mr. Wawok joined the Company as its Executive Vice President in 2006. Mr. Wawok began his career in 1999 with Cochran, Caronia & Co., a boutique investment bank focused on the insurance industry, most-recently serving as a Vice President with a specialty in working with property & casualty insurance carriers on a variety of transactions, including mergers & acquisitions, divestitures, and private and public capital raising. Mr. Wawok has been awarded the Chartered Financial Analyst designation. Mr. Wawok is 30 years old.

The above executive officers have certain agreements with the Company as described under “Executive Compensation — Employment and Related Agreements.”

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Compensation Philosophy

Our executive compensation philosophy is to attract, retain and motivate the most talented and dedicated executives possible consistent with achieving outstanding business performance and stockholder value at a reasonable cost. We are guided by the following principles:

•	Compensation should reward performance. Our compensation programs should promote excellence in our executives by adjusting compensation upwards for strong performance and downwards for individual performance that falls short of expectations and/or when the Company performance lags the industry. Even in periods of temporary downturns in Company performance, however, the compensation programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to the Company.

•	Compensation should be based on the level of job responsibility, individual performance, and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and stockholder returns, because the employees are more able to affect our operating results.

•	A strong link should exist between incentive compensation and corporate profitability. A meaningful equity position for executives leads them to manage from an owner’s perspective.

•	A total rewards package should be competitive with other mid-size companies in the insurance industry.

•	A simple program design is easy to communicate and understand and is motivational. Performance-based compensation programs should enable employees to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company’s achievement of its strategic and operational goals.

In addition to competitive base salaries, we reward our executive officers with both annual cash bonuses linked to the achievement of short-term corporate and individual performance goals and long-term equity incentive awards linked to growth, profitability and stockholder returns. We believe that our compensation packages align the interests of our executive officers with the interests of our stockholders.

In this Compensation Discussion and Analysis, we discuss the compensation packages and 2006 compensation of Richard H. Smith, our Chief Executive Officer, John A. Marazza, our Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary and Jeffrey R. Wawok, our Executive Vice President. We also discuss the compensation of William S. Weaver, our former Chief Financial Officer, and Jerome M. Shaw, our former Vice Chairman. All of these individuals comprise our named executive officers. Further details relating to the compensation paid to these named executive officers in 2006 and their employment arrangements with the Company can be found in the “Summary Compensation Table” and the supplemental tables that follow it.

Changes in 2006

The 2006 year was a transformational year for our Company and our senior management. In October 2006, we completed our initial public offering and our common stock became listed on the New York Stock Exchange. In connection with our initial public offering and repurchase of common stock held by Glencoe Capital, LLC, Glencoe Capital, LLC no longer was our majority and controlling stockholder. In addition, our management changed in anticipation of our role as a public company. In January 2006, we hired Jeffrey R. Wawok as an Executive Vice President to focus on new business development, our insurance services business and the initial public offering. In July 2006, we hired John A. Marazza as our new Chief Financial Officer and Treasurer. William S. Weaver, our former Chief Financial Officer, resigned as Chief Financial Officer but continued his service as a Senior Vice President. In October 2006, Jerome M. Shaw, our founder and former Chief Executive Officer, left the employment of the Company and assumed a consulting role. We provided payments to each of Messrs. Weaver and Shaw in connection with these employment changes, as discussed below under “Executive Compensation — Employment and Related Agreements.” Most of the compensation awarded in 2006 occurred when we were a private company and were undergoing a change in our executive officer group and therefore may not be indicative of how we will award compensation to our executive officers in the future as a public company.

Prior to the completion of our initial public offering, the Board of Directors played an active role in approving the compensation awarded to the named executive officers. All of the compensation awarded in 2006 to the named executive officers was approved by the Board of Directors. With the completion of our initial public offering, the Compensation Committee has played a more prominent role in the compensation of our executive officers.

Decision-Making by the Compensation Committee

The Compensation Committee is appointed by the Board, in part, to oversee the programs under which performance is evaluated and compensation is paid or awarded to our executive officers. AON Consulting became the Compensation Committee’s outside compensation consultant in connection with our initial public offering in October 2006. Information on the role of the Compensation Committee and our compensation consultant are described in this proxy statement under the section entitled “Compensation Committee”. The Compensation Committee set and approved all compensation awarded to our executive officers after the completion of our initial public offering. Mr. Smith participated in discussions with the Compensation Committee with respect to the compensation packages of each of the executive officers, but did not participate in the portion of meetings of the Compensation Committee at which his own compensation package was discussed.

Our Process for Setting Executive Compensation Levels

Employment Agreements

Each of our executive officers has a written employment agreement or employment letters that governs the principal terms of his compensation, which are discussed below under “Executive Compensation — Employment and Related Agreements.” In 2006, our executive officers had guaranteed target bonus levels and were entitled to grants of equity awards under the terms of their employment agreements or letters.

We plan to enter into new executive employment agreements with each of our executive officers in 2007.

Corporate Benchmarking

In conjunction with the Compensation Committee, we have compared our executive compensation program with a peer group of publicly-traded and privately held insurance companies that, in the aggregate, both we and the Compensation Committee believe best represents our peers in terms of profitability, stockholder returns, growth, size, focus and competition for executive talent. We believe using a peer group is an appropriate method to understand the executive talent market in which we must compete to attract and retain top-quality talent.

Our compensation consultant (in consultation with management) proposed our peer group, which was reviewed and approved by the Compensation Committee. The Compensation Committee intends to monitor and adjust the companies included in the peer group with the assistance of outside consultants and management. For 2006, our peer group consisted of the following companies:

Ace Limited	The Midland Company
Alleghany Corporation	National Interstate Corp.
Argonaut Group Inc.	Philadelphia Consolidated Holding Corp.
W. R. Berkley Corporation	PMA Capital Corporation
Chubb Corp.	RLI Corp.
CNA Surety Corporation	SCPIE Holdings Inc.
HCC Insurance Holdings, Inc.	Seabright Insurance Holdings, Inc.
Horace Mann Educators Corporation	Selective Insurance Group Inc.
LandAmerica Financial Group, Inc.	St. Paul Travelers Companies, Inc.
Markel Corporation	Tower Group Inc.
Mercury General Corporation	Zenith National Insurance Corp.

The Compensation Committee also relies on proprietary compensation data from AON Consulting and other survey data sources.

Overall, we structure the elements of our compensation program to be competitive within a range slightly above the 50th percentile of our peer group. However, we strongly believe in engaging the most dedicated and talented executives in critical functions, and this may entail negotiations with individual executives who have significant compensation packages in place with their current employer. The Compensation Committee may determine that it is appropriate to provide compensation outside of the normal range to individuals to address (a) job and position responsibilities, (b) strategic investment in individuals deemed critical to our leadership succession plans, (c) retention of critical talent, (d) outstanding individual performance, (e) prior applicable work experience and (f) internal pay equity. The Compensation Committee does not assign specific weights to these criteria. Therefore, for some executives, some elements of pay may fall outside the 50th percentile range.

Components of Executive Compensation for 2006

Our executive compensation package is comprised of base salary, annual incentive bonus opportunities, long-term incentive compensation and employee benefits and perquisites. In addition, the compensation for our executive officers includes severance and change of control protection. In general, the Compensation Committee intends that each compensation component should reflect the competitive marketplace. At the same time, we recognize that the costs of our compensation program impact our financial performance. Consistent with balancing these objectives, our short-term and long-term incentives are primarily based on improving financial results over the previous year so as to provide the executive with performance based compensation only when the stockholders receive added value. The other compensation elements allow us to retain executives at a reasonable cost when we do not improve financial performance over the previous year.

Base Salary

Each of our executive officers has a minimum base salary that is set by his employment agreement or letter. Potential increases to base salaries are reviewed annually by the Compensation Committee, with adjustments made based primarily on the recommendations of the Chief Executive Officer for officers other than himself. In reviewing base salaries, we review competitive market data supplied by our compensation consultant. Using this market data as a guideline, we consider various factors, including the position of the executive officer, the compensation of officers in our peer group, the performance of the executive officer with respect to specific objectives and increases in responsibilities. The specific objectives for each executive officer vary each year in accordance with the scope of the officer’s position, the potential inherent in that position for impacting our operating and financial results and the actual operating and financial contributions produced by the officer in previous years.

Base salary decisions are intended to adequately compensate executive officers for performing their duties and in a manner that maintains internal equitable treatment. Overall, base salary levels for executive officers are targeted, on average, around the 50th percentile for similar positions in our peer group and survey data. For 2007, base salaries for our executive officers were established upon completion of an external market analysis of our peer group conducted by AON Consulting. Based upon this analysis, our Compensation Committee resolved to increase Mr. Smith’s base salary as discussed below.

2006 Bonuses and Annual Incentive Bonuses

Although we had no formal bonus plan in 2006, the Compensation Committee, in consultation with Mr. Smith for executive officers other than himself and AON Consulting, determined the 2006 bonus amounts based upon the terms of each executive officer’s employment agreement and an assessment of how each executive officer helped us achieve identified performance goals such as the completion of our initial public offering. Each of our executive officers has a cash bonus target and a minimum 2006 bonus floor in his employment agreement. The 2006 bonus amounts were in excess of these minimum amounts based upon the Compensation Committee’s evaluation of the outstanding performance of each executive officer with respect to our initial public offering and their efforts in delivering growth and profitability targets in 2006.

Prior to our initial public offering, our Board of Directors and stockholders approved The First Mercury Financial Corporation Performance-Based Annual Incentive Plan, which we refer to as the annual incentive plan. The annual incentive plan is designed to provide annual cash awards that satisfy the conditions for performance-based compensation under Section 162(m) of the Code. Under the annual incentive plan, the Compensation Committee has the authority to grant annual incentive awards to our key employees (including our executive officers) or the key employees of our subsidiaries. Each annual incentive award will be paid out of an incentive pool established for a performance period. Typically, the performance period will be a fiscal year. The incentive pool will equal a percentage of our operating income for the fiscal year as determined by the Compensation Committee. The Compensation Committee will allocate an incentive pool percentage to each designated participant for each performance period. In no event may the incentive pool percentage for any one participant exceed 40% of the total pool for that performance period. Each participant’s incentive award will be determined by the Compensation Committee based on the participant’s allocated portion of the incentive pool and attainment of specified performance measures subject to adjustment in the sole discretion of the Compensation Committee.

In March 2007, the Compensation Committee adopted performance criteria for 2007 bonuses for our executive officers pursuant to the annual incentive plan. The performance criteria consist of the return on equity and the growth in premiums produced in 2007. The Compensation Committee’s policy is to set reasonable corporate performance goals that can be achieved with superior performance. The attainment of these performance criteria is expected to result in 2007 bonuses to our executive officers that are slightly above the 50th percentile of the bonuses awarded by our peer group. We use the operational measure “premiums produced” to identify premiums generated from insurance policies sold through our subsidiary CoverX Corporation on insurance policies that we produce and underwrite on behalf of our insurance subsidiaries and under fronting relationships. The Compensation Committee also has discretion to award additional bonus amounts to executive officers to reward more subjective and unquantifiable individual performance that contributes to the success of our Company.

Our Chief Executive Officer has discretion over determining the annual bonuses for employees who are not executive officers, and can set those bonuses due to specific facts and circumstances, either relating to the Company itself or to the individual performance of the employee.

Long-Term Equity Compensation

We are committed to long-term incentive programs for our executives that promote our long-term growth and encourage employee retention and stock ownership. We believe that our long-term equity compensation program achieves the goal of aligning the executive’s compensation with our long-term growth, and thus aligns the executive’s interests with our stockholder’s interests. Accordingly, we believe that our executive officers should be rewarded with a proprietary interest in the Company for continued long-term performance and to attract, motivate and retain qualified and talented executives.

We adopted the First Mercury Financial Corporation Omnibus Incentive Plan of 2006 (the “Omnibus Plan”) in connection with our initial public offering. The Omnibus Plan permits the issuance of long-term incentive awards to our employees and non-employee directors and employees of our subsidiaries to promote the interests of our company and our stockholders. It is designed to promote these interests by providing such employees and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability and financial success of our company. The Omnibus Plan is administered by our Compensation Committee. The aggregate number of shares of our common stock that may be issued under the Omnibus Plan will not exceed 1,500,000 (subject to the adjustment). No participant may receive in any calendar year awards relating to more than 500,000 shares of our common stock. Awards may consist of stock options (incentive stock options or nonqualified stock options), stock appreciation rights, or SARs, restricted stock, restricted stock units, or RSUs, deferred stock units, or DSUs, performance shares, performance cash awards, and other stock or cash awards. The exercise price of any stock option must be equal to or greater than the fair market value of the shares on the date of the grant, unless it is a substitute or assumed stock option, restricted stock, restricted stock unit or deferred stock unit, performance share, performance cash award, stock awards, other stock or cash awards. The term of any award made under this plan cannot be longer than ten years.

We intend to make annual grants of equity to our executive officers under our Omnibus Plan. We do not have any formal policy with respect to allocations between stock options and restricted stock awards although we plan to use stock options as our primary long-term incentive vehicle. Together with the Compensation Committee, we believe that stock options align employees’ interests with stockholders because the employee realizes no value when the price of the stock remains the same or declines from the price at grant. The number of stock options awarded to an executive officer is based on the individual’s level in the organization, competitive practices, individual performance and internal pay equity. The Compensation Committee does not assign specific weights to these criteria. Targeted long-term incentive positions for executive officers were established after reviewing an external market competitiveness analysis conducted by AON Consulting. If stock options are awarded, the exercise price of the option may not be less than 100% of the fair market value of our common stock on the option grant date.

In March 2006, in connection with Mr. Wawok’s employment with the Company, we granted Mr. Wawok an option to purchase 76,312 shares at an exercise price of $6.49 per share, which we believe was the per share fair market value of our common stock on the date of this grant. These options were awarded under our 1998 Stock Compensation Plan (the “1998 Plan”) (we do not intend to grant any additional awards under the 1998 Plan now that we are a public company). The options vested upon the completion of our initial public offering. In October 2006, we awarded 48,100 shares of restricted stock to Mr. Marazza, half of which vested upon the date of grant and the remainder vest in April 2007. In addition, on the date of our initial public offering, Messrs. Smith, Marazza and Wawok received options to purchase 100,000, 50,000 and 50,000 shares of common stock, respectively, under our Omnibus Plan. These options vest in equal amounts over the first three anniversaries of the option grant and have a seven year term. The stock option award levels were determined based upon the initial public offering price of $17.00 per share. The options were awarded based upon peer market data and the role of the executive officers in our initial public offering. In March 2007, the Compensation Committee granted to Messrs. Smith, Marazza and Wawok options to purchase 55,188, 55,000 and 40,000 shares of common stock, respectively, under our Omnibus Plan. The per share exercise price for these options was the closing market price of our common stock on the New York Stock Exchange on the date of grant. These options vest in equal amounts over the first three anniversaries of the option grant and have a ten year term. The stock option award levels were determined based upon peer market data and vary among the executive officers based upon their positions with the Company.

Employee Benefits and Perquisites

We offer our executive officers standard employee benefits, including the ability to participate in our group life, health, dental, vision, disability insurance and our 401(k) Plan. We match contributions made by our executive officers to our 401(k) Plan of up to 40% per year, consistent with the matching contribution for all participants of the plan. In order to attract and retain executive officers, the Committee has also approved arrangements providing executive officers with certain perquisites, such as use of a Company-leased automobile and gas allowance (for which they are reimbursed all maintenance costs and provided insurance coverage), or the equivalent reimbursement for a personally owned or leased car and gas allowance. In addition, we provided housing benefits to Mr. Marazza in connection with the commencement of his employment with the Company. A listing of the total costs incurred for perquisites on behalf of named executive officers is set forth in the “All Other Compensation” table.

Deferred Compensation

Prior to our initial public offering, in October 2006, our Board of Directors and stockholders approved the First Mercury Financial Corporation Non-Qualified Deferred Compensation Plan, which is designed to provide a select group of highly compensated employees, and non-employee directors, the benefits of a non-qualified, unfunded plan of deferred compensation subject to Section 201(2) of ERISA and the provisions of Section 409A of the Internal Revenue Code. Under the plan, executive officers will be entitled to make an irrevocable election to defer receipt of up to 75% of base salary and up to 100% of any bonus. We also may make discretionary contributions to participants’ deferred accounts. The purpose of the plan is to provide a tax-deferred retirement savings alternative for amounts exceeding the Internal Revenue Code limitations on qualified programs. This plan is not currently implemented by the Company.

As discussed below under “Compensation of our Chief Executive Officer,” the Compensation Committee is currently in the process of implementing a Supplemental Executive Retirement Plan (the “SERP”) and intends to contribute $500,000 of Mr. Smith’s 2006 long-term incentive compensation to Mr. Smith’s account under this SERP. It is anticipated that the contributions made under the SERP will not begin to vest until seven years after the contribution is made with full vesting occurring ten years after the contribution date, subject to earlier vesting in the event of death, disability, or attaining age sixty while employed by the company. Amounts contributed to the SERP would not be distributed unless vested and until Mr. Smith’s separation from service with the Company. The purpose of the plan is to provide Mr. Smith with a meaningful long-term retention incentive.

Compensation of our Chief Executive Officer

In November 2006, the Compensation Committee approved 2006 and 2007 compensation amounts for Richard H. Smith, our Chief Executive Officer. For 2006, Richard H. Smith received compensation consisting of a base salary of $550,000 (which includes amounts allocated to a noncompetition covenant), a bonus of $750,000 and long-term incentive compensation of $750,000. Based upon an analysis of the base salaries of chief executive officers within our peer group, the Compensation Committee had authorized an increase in Mr. Smith’s 2006 base salary to $750,000, but Mr. Smith declined to accept such increase. Since Mr. Smith already has a pecuniary interest in 7.2% of our outstanding common stock, the Compensation Committee concluded that providing Mr. Smith’s long-term incentive compensation exclusively in the form of stock options or other equity awards would not achieve our goal in awarding long-term equity compensation (that is, the further alignment of the executive’s compensation with our long-term growth and the goal of motivating the executive to remain at the Company). Consequently, the Compensation Committee determined that two-thirds of Mr. Smith’s 2006 long-term incentive compensation, or $500,000, would be a contribution to the SERP and one-third, or $250,000, would be in the form of stock options, which are described above.

For 2007, the Compensation Committee approved a base salary for Mr. Smith of $750,000, a bonus of 50% to 150% of his base salary under the annual incentive plan, and long-term incentive compensation of 50% to 150% of his base salary, in such amount and form to be further determined by the Compensation Committee. Mr. Smith will also continue to be entitled to customary benefits pursuant to his employment agreement, which is discussed below under “Executive Compensation — Employment and Related Agreements.”

Termination and Change in Control Payments

The employment agreements for our executive officers contain customary non-compete, non-solicit, non-disparagement and confidentiality covenants that restrict these executives during the terms of their employment and for certain periods after their termination equal to the terms of their agreements. The employment agreements also obligate us to pay our executive officers severance in connection with a change in control and certain terminations. See “Potential Payments Upon Termination of Employment” below for additional details. These agreements were entered into prior to our initial public offering. The change in control arrangements are designed to retain executives and provide continuity of management in the event of an actual or threatened change in control.

Stock Ownership Guidelines

Although we have no formal guidelines on stock ownership by our executive officers, in order to link the interests of management and stockholders, executive officers are encouraged to use shares obtained on the exercise of their stock options and receipt of performance shares, after satisfying the cost of acquisition and taxes, to maintain or to establish a significant level of direct stock ownership.

Securities Trading Policy

Members of the Board of Directors, executives and other employees may not engage in any transaction in which they may profit from short-term speculative swings in the value of our securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions. In addition, this policy is designed to ensure compliance with all insider trading rules.

Internal Revenue Code Section 162(m)

Favorable accounting and tax treatment of the various elements of our compensation program is an important consideration in their design, but it is not the sole consideration. Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the Named Executive Officers to $1,000,000 annually, unless the compensation qualifies as “performance based compensation” or is otherwise exempt under Section 162(m). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. In this regard, we believe that Section 162(m) will not prevent us from receiving a tax deduction in 2006 for the compensation paid to our named executive officers because compensation amounts awarded prior to the completion of our initial public offering or disclosed in the Company’s registration statement relating to the initial public offering are not included in compensation that is subject to the $1,000,000 limit. In addition, under a transition rule for new public companies, the deduction limits under Section 162(m) do not apply to any compensation paid pursuant to a compensation plan or agreement that existed during the period in which the corporation was not publicly held, to the extent that the prospectus accompanying the initial public offering disclosed information concerning those plans or agreements that satisfied all applicable securities laws then in effect. The Company believes that it can rely on this transition rule until the Company’s 2010 annual meeting of stockholders. While we consider the potential impact of Section 162(m) on our compensation decisions, we may approve compensation for an executive officer that does not meet the deductibility requirements of Section 162(m) in the future in order to maintain competitive compensation packages and attract talented leaders.

In 2006, we began expensing equity awards in accordance with FAS 123(R). Like many of the companies within our peer group, we have taken measures to ensure that our equity granting practice remains competitive.

Compensation Committee Report

The composition of the Compensation Committee has changed in 2006 in connection with the completion of our initial public offering in October 2006. Prior to October 2006, the members of the Compensation Committee consisted of David Evans and Jerome M. Shaw. Subsequently, the Compensation Committee became comprised of Messrs. Shapiro and Shaw. In November 2006, Mr. Kearney became a member of the Compensation Committee. The Board has determined that Messrs. Kearney and Shapiro are each: (i) independent as defined under the NYSE listing standards and determined by the Board of Directors, (ii) a non-management director for purposes of Rule 16b-3 of the Exchange Act, and (iii) an outside director for purposes of Section 162(m) of the Code. Mr. Shaw did not meet these standards because he was an officer of the Company prior to October 2006. The Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement on Schedule 14A.

Respectfully submitted,
Steven A. Shapiro, Chair
Thomas Kearney
Jerome M. Shaw

The Report of Compensation Committee Report and related disclosure shall be deemed incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, but shall not be otherwise incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Interlocks and Insider Participation

Except for Mr. Shaw, none of the Compensation Committee members:

•	has ever been an officer or employee of the Company;

•	is or was a participant in a “related person” transaction in 2006; or

•	is an executive officer of another entity, at which one of our executive officers serves on the board of directors.

Mr. Shaw is a named executive officer of the Company for 2006 and engaged in certain transactions with the Company as described below under “Employment and Related Agreements” and “Certain Transactions.” The Compensation Committee is not required to be composed of exclusively independent directors until October 17, 2007, the first anniversary of our initial public offering, at which time Mr. Shaw shall be replaced on the Compensation Committee with a person who is deemed independent under the rules of the New York Stock Exchange.

Executive Compensation Tables

The following table sets forth aggregate amounts of compensation paid or accrued by us for the year ended December 31, 2006 for services rendered in all capacities by our named executive officers.

Summary Compensation Table(1)

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(2)	($)(2)	($)(3)	($)

Richard H. Smith	2006	$550,000 (4)	$750,000	$—	$28,488	$929,851	$2,258,339
Chief Executive Officer
John A. Marazza(5)	2006	162,744	300,000	234,000	14,244	36,043	747,031
Executive Vice President Chief Financial Officer
Jeffrey R. Wawok(6)	2006	215,729	250,000	—	120,319	6,104	592,152
Executive Vice President
William S. Weaver(7)	2006	225,000	300,000	—	—	1,066,188	1,591,188
Senior Vice President
Jerome M. Shaw(8)	2006	1,211,021	—	6,250	—	1,984,921	3,202,192
Former Vice Chairman

(1)	No non-equity incentive plan compensation was awarded for 2006.

(2)	See the table “Grants of Plan-Based Awards” in 2006 for information on these stock and option awards. A discussion of the assumptions used in calculating these values may be found in Note 14 to our 2006 audited consolidated financial statements on pages 98 to 99 of our 2006 annual report on Form 10-K. In addition, in March 2007, the Company granted 55,188, 55,000 and 40,000 options to purchase common stock to Messrs. Smith, Marazza and Wawok, respectively. These options vest on the first three anniversaries of the grant date and have a ten year term.

(3)	All Other Compensation is as follows:

						Group-Term
		Company				Life
		401(K)		Travel		Insurance
		Matching	Car	and		Premium	Other
Name	Year	Contribution	Allowance	Housing		Payment	Items		Total

Richard H. Smith	2006	$8,000	$4,410	$—		$774	$916,667	(a)	$929,851
John A. Marazza	2006	6,000	1,420	28,500	(b)	123	—		36,043
Jeffrey R. Wawok	2006	6,000	—	—		104	—		6,104
William S. Weaver	2006	8,000	7,000	—		1,188	1,050,000	(c)	1,066,188
Jerome M. Shaw	2006	—	8,931	—		990	1,975,000	(d)	1,984,921

(3a)	In June 2006, we forgave a loan to Mr. Smith in the amount of $750,000. The amounts included in the table also include a $166,667 vested portion of the Company contribution to the SERP which is in the process of being finalized. It is anticipated that the contributions made under the SERP will not begin to vest until seven years after the contribution is made, subject to earlier vesting in the event of death, disability or attaining age sixty while employed by the Company. Amounts contributed to the SERP would not be distributed unless vested and until Mr. Smith’s separation from service with the Company.

(3b)	In connection with his relocation from Florida to Michigan, Mr. Marazza received $4,000 per month from July through December, 2006 to cover housing and related expenses. Mr. Marazza will continue to receive $4,000 per month for the first half of 2007. Additionally, Mr. Marazza was reimbursed $4,500 for commuting expenses in connection with his relocation.

(3c)	Mr. Weaver received a one-time payout of $1,050,000 in July 2006 in connection with the termination of his previous employment agreement. See “Employment and Related Transactions.”

(3d)	In June 2006, Mr. Shaw received a payment of $1,975,000 under a non-competition and confidentiality agreement.

(4)	Includes $200,000 allocated to a covenant not to compete.

(5)	Mr. Marazza joined the Company in July 2006. Mr. Marazza received a $50,000 bonus upon the initiation of his employment.

(6)	Mr. Wawok joined the Company in January 2006.

(7)	Mr. Weaver was the Company’s Chief Financial Officer until July 2006.

(8)	In October 2006, Mr. Shaw terminated his employment with the Company and entered into a consulting agreement pursuant to which the Company pays him $1,000,000 annually. Mr. Shaw also received Director fees and a restricted stock award for services as a Director for the fourth quarter of 2006 which are set forth in the table on Director’s compensation above.

Grants of Plan-Based Awards in 2006

				All
		All		Option Awards:	Exercise or
		Stock Awards:		Number of	Base Price
		Number of		Securities	of Option		Grant Date Fair
	Grant	Shares of		Underlying	Awards		Value of Stock and
Name	Date	Stock (#)		Options (#)(1)	($/Sh)		Option Awards(2)

Richard H. Smith	10/17/2006	—		100,000	$17.00	(4)	$410,234
John A. Marazza	10/4/2006	48,100	(3)	—	—		468,000
	10/17/2006	—		50,000	17.00	(4)	205,117
Jeffrey R. Wawok	3/21/2006	—		76,312	6.49	(5)	106,074
	10/17/2006	—		50,000	17.00	(4)	205,117
William S. Weaver	—	—		—	—		—
Jerome M. Shaw	—	—		—	—		—

(1)	Mr. Wawok’s 76,312 options were granted under the 1998 Plan. All other option awards were granted under the Omnibus Plan.

(2)	Reflects the value of stock and option awards based on an aggregate grant date fair value determined pursuant to FAS 123(R). A discussion of the assumptions used in calculating these values may be found in Note 14 to our 2006 audited consolidated financial statements on pages 98 to 99 of our 2006 annual report on Form 10-K.

(3)	Mr. Marazza’s restricted stock was granted pursuant to a restricted stock unit award agreement. Half of the restricted stock vested on the date of grant and the remaining half will vest on April 17, 2007. The grant date fair value of the restricted shares was based upon the Company’s determination of the per share fair market value of common stock on the date of grant.

(4)	Grant price represents the price of our initial public offering on October 17, 2006.

(5)	Mr. Wawok’s options for 76,312 shares vested on October 17, 2006, the date of our initial public offering. The exercise price for these options was based upon the Company’s determination of the per share fair market value of common stock on the date of grant.

Outstanding Equity Awards at 2006 Fiscal Year End

					Stock Awards
	Option Awards						Market
	Number of	Number of			Number of		Value of
	Securities	Securities			Shares or		Shares or
	Underlying	Underlying			Units of		Units of
	Unexercised	Unexercised	Option		Stock That		Stock That
	Options	Options	Exercise	Option	Have Not		Have Not
	(#)	(#)	Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable(1)	($)	Date	(#)		($)(2)

Richard H. Smith	52,540	—	$1.51	7/14/2013	—		—
	48,840	—	1.62	7/14/2013	—		—
	45,880	—	1.73	7/14/2013	—		—
	40,700	—	1.95	7/14/2013	—		—
	289,062	—	1.73	3/1/2009	—		—
	—	100,000	17.00	10/16/2013	—		—
John A. Marazza	—	—	—	—	24,050	(3)	$565,656
	—	50,000	17.00	10/16/2013	—		—
Jeffrey R. Wawok	76,312	—	6.49	3/20/2016	—		—
	—	50,000	17.00	10/16/2016	—		—
William S. Weaver	—	—	—	—	—		—
Jerome M. Shaw	52,540	—	1.51	3/1/2009	—		—
	48,840	—	1.62	7/14/2013	—		—
	45,880	—	1.73	7/14/2013	—		—
	40,700	—	1.95	7/14/2013	—		—

(1)	The options included in this column vest in one-third increments on the first three anniversaries of the grant date and expire seven years from the grant date.

(2)	Assumes a stock price of $23.52, the closing price on December 29, 2006, the last trading day of 2006.

(3)	This restricted stock vests on April 17, 2007.

Option Exercises and Stock Vested in 2006

	Option Awards			Stock Awards
	Number of Shares	Value Realized		Number of Shares	Value Realized
	Acquired on Exercise	on Exercise		Acquired on Vesting	on Vesting
Name	(#)	($)		(#)	($)

Richard H. Smith	—	$—		—	$—
John A. Marazza	—	—		24,050	234,000	(2)
Jeffrey R. Wawok	—	—		—	—
William S. Weaver	268,065	1,604,182	(1)
Jerome M. Shaw	—	—		—	—

(1)	Amount reflects the difference between the exercise price of the options and the value realized at the time of exercise.

(2)	Amount reflects the market value of the stock on the date the stock vested.

Nonqualified Deferred Compensation

The table below sets forth, for each of our named executive officers, information regarding his participation in our Supplemental Executive Retirement Plan during 2006.

	Executive	Registrant		Aggregate		Aggregate
	Contributions	Contributions		Earnings	Aggregate	Balance at
	in Last	in Last		in Last	Withdrawls /	Last Fiscal
	Fiscal Year	Fiscal Year		Fiscal Year	Distributions	Year-End
Name	($)	($)		($)	($)	($)

Richard H. Smith	—	$166,667	(1)	—	—	—
John A. Marazza	—	—		—	—	—
Jeffrey R. Wawok	—	—		—	—	—
William S. Weaver	—	—		—	—	—
Jerome M. Shaw	—	—		—	—	—

(1)	Reflects the proposed 2006 Company contribution to a SERP that is in the process of being finalized. Amounts contributed to the SERP are not expected to begin vesting until seven years after the contribution is made, subject to earlier vesting in the event of death, disability, or attaining age sixty while employed by the Company. Amounts contributed to the SERP would not be distributed unless vested and until Mr. Smith’s separation from service with the Company.

Employment and Related Agreements

Agreements with Mr. Smith

We have an employment agreement with Richard H. Smith pursuant to which Mr. Smith serves as our Chief Executive Officer. The agreement was entered into in November 2003 and remains in effect until terminated by us or Mr. Smith. We may terminate the agreement for cause, upon a change of control or without cause upon 90 days’ notice. Mr. Smith may terminate the agreement without cause upon 90 days’ notice, in the event of a material breach by us under the agreement or the institution of bankruptcy proceedings against, or the involuntary dissolution of, the Company. Under the agreement, Mr. Smith is entitled to an annual base salary of $550,000 plus benefits and reimbursement of reasonable business expenses. Mr. Smith’s annual base salary of $550,000 includes $200,000 allocated to the non-competition covenant in the agreement. In addition, we may, but are not obligated to, pay Mr. Smith additional compensation in the form of a bonus, as determined by our board of directors in their sole discretion at the end of each calendar year. As noted above, the Compensation Committee made adjustments to Mr. Smith’s compensation under this agreement. In the event we terminate Mr. Smith’s employment without cause, we are required to pay Mr. Smith severance in an amount equal to two times his base salary plus any bonus which he received in the calendar year prior to the year of termination. If Mr. Smith is terminated for any other reason (including a change of control), we are not required to pay any severance obligations. Mr. Smith is subject to non-competition and non-solicitation covenants during the term of the agreement and for a period of three years after termination of the agreement. We plan to enter into a new executive employment agreement with Mr. Smith in 2007.

Agreements with Mr. Shaw

Prior the completion of our initial public offering, we had an employment agreement with Mr. Shaw under which Mr. Shaw served as our Vice Chairman. Under his employment agreement, Mr. Shaw received an annual salary of $1,000,000, but was not entitled to an incentive bonus. Mr. Shaw’s agreement terminated upon consummation of our initial public offering and was replaced with a consulting agreement. Mr. Shaw’s consulting agreement has a three year term and provides for an annual consulting fee of $1,000,000. If Mr. Shaw’s consulting agreement is terminated by us for any reason (including upon a change of control), Mr. Shaw is entitled to receive his consulting fee pursuant to his agreement for the remainder of the three year term; provided however, that if Mr. Shaw is in breach of a protective covenant described below, he is not entitled to receive such consulting fee. Under a separate non-competition and confidentiality agreement with us, Mr. Shaw is subject to non-competition and non-solicitation covenants which will expire in June 2011. Mr. Shaw is also subject to perpetual non-disparagement and confidentiality covenants under the agreement. Mr. Shaw also had a non-competition and confidentiality agreement that was entered into in connection with our acquisition of ARPCO under which Mr. Shaw received $250,000 per year. This agreement (and the payments thereunder) expired upon consummation of our initial public offering.

Upon the closing of our senior notes offering and our share repurchase in 2005, we entered into a non-competition and confidentiality agreement with Mr. Shaw containing covenants substantially similar to Mr. Shaw’s non-competition and confidentiality agreement in connection with our acquisition of ARPCO described above. The covenants under this agreement will expire on the date that is the later of (i) August 2012 and (ii) the date on which Mr. Shaw owns less than 5% of our fully diluted common stock. We paid Mr. Shaw $3.95 million under this agreement, with the last payment occurring in June 2006.

Agreement with Mr. Marazza

In July 2006, we had entered into a letter agreement with Mr. Marazza under which Mr. Marazza serves as our Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. Under the letter agreement, Mr. Marazza’s minimum annual base salary is $325,000 and his cash bonus target is 50% of his base salary, with a minimum guaranteed bonus for 2006 of $125,000. Mr. Marazza shall receive an annual long term incentive plan target award of $250,000 to $300,000 as determined by the Compensation Committee. In connection with his commencement of employment with the Company, Mr. Marazza received 48,100 shares of restricted common stock, 50% of which was vested on the date of grant and 50% of which will vest on April 17, 2007. Mr. Marazza received a $50,000 signing bonus in lieu of relocation expenses and has a monthly living expense allowance of $4,000 per month through June 2007. Mr. Marazza’s employment may be terminated by us for cause or by Mr. Marazza for good reason, which includes a reduction in base salary, title or job responsibilities, disability or the failure of Mr. Smith to continue serving as our CEO. Mr. Marazza is entitled to severance benefits equal to his base salary; his target bonus for the immediately prior year; if unpaid, and the year in which the termination occurred; vesting of all equity incentive awards; and customary employee benefits for 12 months. In the event of a change in control of the Company, Mr. Marazza will receive such severance benefits for (a) 24 months if the change of control occurs prior to June 30, 2008; (b) 18 months if the change of control occurs between July 1, 2008 and June 30, 2009; or (c) 12 months if the change of control occurs on or after July 1, 2009. Mr. Marazza is subject to a non-competition and non-solicitation covenant which lasts for the duration of his severance payments. We plan to enter into a new executive employment agreement with Mr. Marazza in 2007.

Agreement with Mr. Wawok

In March 2006, we entered into a letter agreement with Mr. Wawok pursuant to which Mr. Wawok serves as our Executive Vice President. Mr. Wawok’s minimum annual base salary is $225,000 and his cash bonus target is 100% of his base salary, with a minimum guaranteed bonus for 2006 of $225,000. Mr. Wawok is entitled to severance benefits equal to 24 months of his base salary and bonus if his employment is terminated by us for any reason (including upon a change of control) other than for cause. In connection with the commencement of his employment, Mr. Wawok was granted an option to purchase 76,312 shares with an exercise price of $6.49 per share, all of which are fully vested. We plan to enter into a new executive employment agreement with Mr. Wawok in 2007.

Agreement with Mr. Weaver

Mr. Weaver serves as our Senior Vice President and served as our Chief Financial Officer prior to July 2006. We have entered into a new employment agreement with Mr. Weaver which provides for an annual base salary of $225,000 plus benefits, but no bonus or future equity participation, through March 2008. Mr. Weaver has also granted us an option to repurchase 73,815 shares of the common stock he holds for a price of $6.46 per share. Mr. Weaver previously served as our Senior Vice President, Treasurer and Chief Financial Officer. We paid Mr. Weaver $1,050,000 in July 2006 in connection with the termination of his prior employment agreement.

Potential Payments Upon Termination

The tables below reflect the amount of compensation to each of the named executive officers in the event of termination of his employment or consulting arrangement with the Company. The amount of compensation payable to each named executive officer upon termination without cause, termination for good reason, voluntary termination, involuntary termination for cause or in the event of disability, death or retirement of the person is shown below. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid upon termination. The actual amounts to be paid out can only be determined at the time of termination. Payments due upon a change of control are discussed above under “Employment and Related Agreements.”

			Equity
			Value of
			Accelerated
	Cash Severance		Unvested	Benefit
	Base Salary	Bonus	Equity(1)	Continuation	Total

Richard H. Smith(2)
• without cause	$1,100,000	$1,500,000	$652,000	$—	$3,252,000
• for good reason	—	—	652,000	—	652,000
• voluntary	—	—	—	—	—
• for cause	—	—	—	—	—
• disability	—	—	652,000	—	652,000
• retirement	—	—	—	—	—
• death	—	—	652,000	—	652,000
John A. Marazza(3)
• without cause	650,000	325,000	891,656	10,051	1,876,707
• for good reason	650,000	325,000	891,656	10,051	1,876,707
• voluntary	—	—	565,656	—	565,656
• for cause	—	—	565,656	—	565,656
• disability	650,000	325,000	891,656	10,051	1,876,707
• retirement	—	—	565,656	—	565,656
• death	—	—	891,656	—	891,656
Jeffrey R. Wawok(4)
• without cause	450,000	450,000	326,000	—	1,226,000
• for good reason	—	—	326,000	—	326,000
• voluntary	—	—	—	—	—
• for cause	—	—	—	—	—
• disability	—	—	326,000	—	326,000
• retirement	—	—	—	—	—
• death	—	—	326,000	—	326,000
William S. Weaver(5)
• without cause	225,000	—	—	—	225,000
• for good reason	—	—	—	—	—
• voluntary	—	—	—	—	—
• for cause	—	—	—	—	—
• disability	—	—	—	—	—
• retirement	—	—	—	—	—
• death	—	—	—	—	—
Jerome M. Shaw(6)
• without cause	2,794,521	—	—	—	2,794,521
• for good reason	2,794,521	—	—	—	2,794,521
• voluntary	2,794,521	—	—	—	2,794,521
• for cause	—	—	—	—	—
• disability	2,794,521	—	—	—	2,794,521
• retirement	2,794,521	—	—	—	2,794,521
• death	2,794,521	—	—	—	2,794,521

(1)	All of the payments made in respect of the equity grants referred to above contain the following provisions:

• Death or Total Disability:  All option shares vest as of the date of death or total disability and may be exercised in the case of grants issued under (a) the 1998 Plan, for a period of ninety days thereafter or (b) the Omnibus Plan, for a period of six months thereafter.

• Voluntary Termination:  Unvested option shares terminate upon voluntary termination. Vested option shares may be exercised for a period thereafter of (a) thirty days under the 1998 Plan and (b) ninety days under the Omnibus Plan.

• Retirement:  For grants under the 1998 Plan, if an optionee has attained age 55 or older and has completed at least eight years of service, the optionee may exercise, to the extent vested at the time of termination, options for a period of ninety days after the termination. For grants under the Omnibus Plan, if an optionee has attained age 55 or older and has completed ten years of service, then the option shares continue to vest upon the given vesting schedule and may be exercised until their expiration.

• Involuntary Termination with Severance:  If an optionee is terminated by us without cause or leaves for good reason, all options of such optionee are exercisable for a period of ninety days after such termination, and then terminate and are forfeited after such period. Under the 1998 Plan, the options do not continue to vest during the ninety day period, and under the Omnibus Plan, the options do continue to vest during such ninety day period.

• For Cause Termination: If an optionee is terminated for cause, all vested and unvested options are forfeited on the date of termination and may not be exercised.

• Change of Control: Upon a change of control, under the Omnibus Plan, all options fully-vest. All options granted under the 1998 Plan have fully-vested.

(2)	Under Mr. Smith’s employment agreement, upon his death, his beneficiary or estate is entitled to receive his base salary for the remainder of the calendar year in which his death occurs. If his death occurs on December 31 of a given year, the severance payment under this employment agreement is $0. If his death occurs on January 1 of a given year, the severance payment under his employment agreement is $550,000.

(3)	Mr. Marazza does not have a formal employment agreement, and his employment terms are covered by an executed letter agreement outlining the terms of employment.

(4)	Mr. Wawok does not have a formal employment agreement, and his employment terms are covered by an executed letter agreement outlining the terms of employment.

(5)	Mr. Weaver does not have a written employment agreement, but under his employment arrangement he is entitled to receive his base salary through March 2008.

(6)	Mr. Shaw is not an employee but has entered into a consulting agreement with the Company.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our common stock as of March 20, 2007, except as noted, for (i) each person beneficially owning more than 5% of the outstanding shares of our common stock, (ii) each director of the Company, (iii) each named executive officer of the Company listed in the Summary Compensation Table and (iv) all of our directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder possesses sole voting and investment power with respect to its, his or her shares. Except as expressly indicated, the address of all persons listed below is c/o First Mercury Financial Corporation, 29621 Northwestern Highway, Southfield, Michigan 48034.

	Beneficial Ownership
Name	Number		Percent(1)

Jerome M. Shaw	3,844,499	(2)	21.9%
Glencoe Capital, LLC	1,729,257	(3)	10.0%
Richard H. Smith	924,729	(4)	5.2%
The Guardian Life Insurance Company of America(5)	868,610		5.0%
William S. Weaver	212,565	(6)	1.2%
John A. Marazza	68,100		*
Jeffrey R. Wawok	91,312	(7)	*
Thomas Kearney	10,698		*
Louis J. Manetti	698		*
Hollis W. Rademacher	5,698		*
Steven A. Shapiro	26,179		*
William C. Tyler	1,698		*
Jon Burgman	—		*
All directors and executive officers as a group (9 persons)	4,973,611		27.5%

(1)	Represents the percent of ownership of total outstanding shares of capital stock with the * indicating that the amount of ownership represents less than 1% of outstanding capital stock.

(2)	Includes 2,610,954 shares held by The Jerome M. Shaw 2005 Intangibles Trust, which is controlled by Mr. Shaw and options to purchase 187,960 shares of common stock which are exercisable currently or within 60 days of March 20, 2007. Also includes 1,044,887 shares of common stock held by 4SFW, L.L.C. with respect to which Mr. Shaw may be deemed to be the beneficial owner of these shares by virtue of his owning a majority of the membership interests in 4SFW, L.L.C. Mr. Shaw and Mr. Smith own 53.2%, and 37.3%, respectively, of the membership interests in 4SFW, L.L.C. Mr. Shaw disclaims any beneficial ownership in these shares, except to the extent of his pecuniary interest therein.

(3)	Glencoe Capital, LLC, as the manager of FMFC Holdings, LLC, may be deemed to be the beneficial owner of these shares. The manager of Glencoe is DSE Manager, Inc., whose President and sole director is David S. Evans, Chairman of Glencoe. Each of Glencoe, DSE Manager, Inc. and Mr. Evans disclaims any beneficial ownership in these shares, except to the extent of its respective pecuniary interest therein. The address for Glencoe is 222 West Adams Street, Suite 1000, Chicago, Illinois 60606.

(4)	Includes options to purchase 477,022 shares of common stock which are exercisable currently or within 60 days of March 20, 2007. This balance does not include 1,044,887 shares of common stock held by 4SFW, L.L.C. with respect to which Mr. Shaw may be deemed to be the beneficial owner of these shares by virtue of his owning a majority of the membership interests in 4SFW, L.L.C. Mr. Shaw and Mr. Smith own 53.2%, and 37.3%, respectively, of the membership interests in 4SFW, L.L.C. Mr. Smith disclaims any beneficial ownership in these shares, except to the extent of his pecuniary interest therein.

(5)	The address of this stockholder is 7 Hanover Square, H-26-E, New York, NY 10004.

(6)	Shares of common stock are held by The William S. Weaver Revocable Trust, which is controlled by Mr. Weaver.

(7)	Includes options to purchase 76,312 shares that are currently exercisable or exercisable within 60 days of March 20, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more that 10% of the Company’s capital stock, to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received, and written representations from certain reporting persons, the Company believes that all of its executive officers and directors complied with all Section 16(a) filing requirements applicable to them during the year ended December 31, 2006.

CERTAIN TRANSACTIONS

Since the completion of our initial public offering, our practice has been to refer any proposed related person transaction to the Nominating and Corporate Governance Committee for consideration and approval and it is then discussed by the full Board of Directors. Our Code of Business Conduct and Ethics sets forth standards applicable to all directors and officers that prohibit the giving or accepting of personal benefits that could result in a conflict of interest. Any waiver of this Code for a director or an officer may only be granted by the Board of Directors. Any waiver of this Code that is granted to a director or an officer must be disclosed on a Form 8-K, as required by applicable law or the rules and regulations of the New York Stock Exchange. We may in the future adopt a separate related person transactions policy. The following transactions were entered into prior to our initial public offering and were not approved by the Nominating and Corporate Governance Committee.

Florida Homeowners Insurance Business

We provide management and administrative services to First Home Insurance Agency, LLC, or FHIA, a wholly owned subsidiary of First Home Acquisition Company, LLC, or FHAC. FHIA is the licensed managing general agency that provides management and administrative services for First Home Insurance Company, or FHIC. FHIC is also a wholly owned subsidiary of FHAC. FHIC is a property and casualty insurance company authorized to write homeowners, dwelling fire and allied lines insurance in Florida. FHIA manages the insurance operations of FHIC by providing, or supervising subcontractors in providing, underwriting and policy issuance services, reinsurance services, claims management services, premium collection services, regulatory and governmental compliance services, policy advisory and consulting services, advertising and marketing services, and other management and administrative services related to FHIC’s business. Our services include marketing, claims analysis, supervisory accounting, information services, product and underwriting development and management, regulatory compliance, human resource benefits and technology services. We receive a management fee of up to 1.5% of the direct written premiums associated with the policies to be serviced, with the actual amount, if any, subject to agreement of the parties in accordance with the management agreement between us and FHIA. In addition to a management fee, if any, we are also reimbursed by FHIA for all facilities and overhead expenses incurred by us for providing management services to FHIA. During 2006, we billed FHIA $0.6 million in management fees and allocated expenses. We received $1.8 million from FHIA under this agreement during 2006, including repayments of $0.6 million and $1.2 million related to 2006 and 2005, respectively. We had $20,000 in outstanding accounts receivable from FHIA as of December 31, 2006. The term of the services agreement expires on May 31, 2008. Glencoe Capital, LLC is the manager of FHAC, and an affiliate of Glencoe owns more than 85% of the membership interests of FHAC. Mr. Shaw and Mr. Smith each own approximately 7% of the membership interests of FHAC. These arrangements were entered into prior to our initial public offering.

Loan to Mr. Smith

In the second quarter of 2005, we made an unsecured loan to Mr. Smith in an aggregate principal amount of $750,000 to provide funds for him to make an investment in FHAC. The loan was evidenced by a promissory note which bore interest at a compound annual rate of 1.0%, payable annually in arrears. The principal balance of the note was payable in three equal installments commencing in May 2006. In May 2006, we forgave this loan.

Transactions with Glencoe Capital, LLC

In connection with Glencoe Capital, LLC’s investment in June 2004, we entered into a stockholders agreement, a securities purchase agreement, a management services agreement and a registration rights agreement with Glencoe Capital, LLC. The stockholders agreement contained restrictions on transfer, rights of first refusal, co-sale, drag-along and preemptive rights, and voting provisions relating to the composition of the company board of directors, all of which terminated upon consummation of our initial public offering in October 2006. Under the management services agreement, Glencoe provided management services, including services and assistance with respect to strategic planning, budgeting, cash management, record keeping, quality control, advisory and administrative services, finance, tax, consumer affairs, public relations, accounting, risk management, procurement and supervision of third party service providers, contract negotiation, and providing economic, investment and acquisition analysis with respect to investments and acquisitions or potential investments and acquisitions. As compensation for the services it provided under the agreement, we paid Glencoe an annual management fee of $750,000, plus reimbursement of reasonable expenses. The management services agreement terminated upon consummation of our initial public offering in October 2006 at which time we paid Glencoe a $300,000 fee in connection with such termination.

Repurchase of Glencoe Shares

In connection with our initial public offering, we repurchased 1,779,336 shares of our common stock held by Glencoe Capital, LLC for a purchase price of $17.00 per share and paid Glencoe $58.0 million pursuant to the terms of our convertible preferred stock, which was converted into common stock in connection with our initial public offering.

Registration Rights Agreement With Glencoe and Mr. Shaw

Under our amended and restated registration rights agreement that we entered into in October 2006, each of Glencoe Capital, LLC and Mr. Shaw has the right to request that we register for public sale, on two occasions, shares of common stock having an aggregate value of at least $10,000,000. In addition, Glencoe Capital, LLC and Mr. Shaw have “piggyback” registration rights which allow them to participate in any registered offerings of our common stock by the Company for our own account or for the account of others (except non-underwritten registrations initiated by the other party).

Repurchase of shares held by Mr. Weaver

In September 2006, William S. Weaver exercised 268,065 options to purchase shares of common stock. After such exercise, we entered into an agreement with Mr. Weaver by which we repurchased 92,500 shares of Mr. Weaver’s common stock for an aggregate purchase price of $597,500.

Agreements with Jerome M. Shaw

We have entered into various transactions with Mr. Shaw. See “Employment and Related Agreements” above.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Registered Public Accounting Firm

The Audit Committee has appointed BDO Seidman, LLP as the Company’s independent registered public accounting firm for fiscal year 2007 and the Board of Directors is asking that stockholders ratify this appointment.

Because the Audit Committee is required under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission to have responsibility for the appointment of the Company’s independent registered public accounting firm, this proposal is only advisory. The Company puts this proposal before the stockholders in order to seek the stockholders’ views on this important corporate matter. If the stockholders do not ratify the appointment, the Audit Committee will take the matter under advisement. We expect representatives of BDO Seidman, LLP, the Company’s independent registered public accounting firm selected as the independent registered public accounting firm for 2006 and 2007 to attend the annual meeting. They will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed to the Company by BDO Seidman, LLP for the fiscal years shown.

	2006	2005
	(Dollars in thousands)

Audit fees	$704,500	$249,000
Audit-related fees	3,000	15,000
Tax fees	68,000	64,000
All other fees	—	—

Total	$775,500	$328,000

Audit fees.  Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by BDO Seidman, LLP in connection with statutory and regulatory filings or engagements. Fees paid in connection with the Company’s initial public offering were $479,500 in 2006. Fees paid in connection with the Company’s senior notes offering were $94,000 in 2005.

Audit-Related Fees.  Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related primarily to accounting consultations.

Tax fees.  Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax planning and compliance work in connection with acquisitions and international tax planning. For 2006, such fees can be further categorized as tax compliance, planning and preparation ($68,000) and tax consulting and advisory ($0). For 2005, such fees can be further categorized as tax compliance, planning and preparation ($64,000) and tax consulting and advisory ($0).

All Other Fees.  All Other Fees consist of fees for products and services other than the services reported above; however, there were no such fees in either year.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chair for services that are estimated to cost no more than the greater of $20,000 or 10% of the fees paid for services of the independent registered public accounting firm for the preceding fiscal year, when expedition of services is necessary. The Chair shall present to the full Audit Committee at its next scheduled meeting the services that were approved. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All of the audit, audit-related, tax and other services provided by BDO Seidman, LLP in fiscal year 2006 and related fees incurred after the completion of the Company’s initial public offering were approved in accordance with the Audit Committee’s policy.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast on this proposal shall constitute approval of the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for fiscal year 2007.

The Board of Directors recommends a vote FOR the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for fiscal year 2007.

Proposals of Stockholders

Proposals of stockholders intended to be presented at the 2008 Annual Meeting of Stockholders must be received by the Company on or before December 11, 2007, for inclusion in the Company’s proxy statement and form of proxy. Proposals of stockholders intended to be presented at the 2008 Annual Meeting although not included in the proxy statement and form of proxy, must be received by the Company on or after December 11, 2007 but on or before January 10, 2008. Proposals received after that date will not be voted at the 2008 Annual Meeting. If a proposal is received before that date, the proxies that management solicits for the meeting may still exercise discretionary authority on the proposal under the circumstances consistent with the proxy rules of the Securities and Exchange Commission. All stockholder proposals should be marked for the attention of Office of the Corporate Secretary, First Mercury Financial Corporation, 29621 Northwestern Highway, Southfield, Michigan 48034.

Solicitation of Proxies

We will pay the cost of soliciting proxies. In addition to solicitations by mail, our officers and employees may solicit proxies personally and by telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. We will also request banks, brokers and other nominees holding shares for a beneficial owner to forward proxies and proxy soliciting materials to the beneficial owners of capital stock held of record by such persons. We will upon request reimburse brokers and other persons for their related reasonable expenses.

“Householding” of Proxy Materials

The Securities and Exchange Commission permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more security holders sharing the same address by delivering a single proxy statement and annual report addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies. A number of brokers with account holders who are stockholders of the Company will be sending out a notice this year regarding the “householding” proxy materials. As indicated in the notice to be provided by these brokers, a single proxy statement and an annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once a stockholder has received notice that the broker will be “householding,” “householding” will continue until the stockholder is notified otherwise or until the stockholder has revoked consent by notifying the broker. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify the broker or, send a written request to First Mercury Financial Corporation, Office of the Corporate Secretary, 29621 Northwestern Highway, Southfield, Michigan 48034 or contact Corporate Financial Reporting at (248) 358-4010.

Stockholders who share the same address, who currently receive multiple copies of the Company’s proxy statement and annual report from their broker and would like to request “householding” of such information should contact their broker.

Availability of Certain Documents

First Mercury Financial Corporation maintains a website at www.firstmercury.com. Our Bylaws, Corporate Governance Guidelines, Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter and Nominating and Corporate Governance Committee Charter are available on this website under “Investor Relations” and “Corporate Governance.” In addition, you may obtain a copy of any of these documents without charge by sending a request to First Mercury Financial Corporation, 29621 Northwestern Highway, Southfield, Michigan 48034, Attn: Corporate Secretary. Our website is not incorporated into or a part of this proxy statement.

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions
You can vote by Internet!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose to vote your proxy via the Internet.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet must be received by 1:00 a.m., Central Time, on May 9, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals— The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
+
1.	Election of Directors:
	Class I Directors with Terms Expiring at the 2010 Annual Meeting			Class II Directors with Terms Expiring at the 2009 Annual Meeting			Class III Directors with Terms Expiring at the 2008 Annual Meeting
		For	Withhold		For	Withhold		For	Withhold
	01 - Steven A. Shapiro	☐	☐	04 - Tomas Kearney	☐	☐	06 - Louis J. Manetti	☐	☐

	02 - Jerome M. Shaw	☐	☐	05 - William C. Tyler	☐	☐	07 - Hollis W. Rademacher	☐	☐

	03 - Richard H. Smith	☐	☐

		For	Against	Abstain
2.	Ratification of appointment of BDO Seidman, LLP as independent registered public accounting firm of First Mercury Financial Corporation for the year ending December 31, 2007.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

PLEASE SIGN PERSONALLY AS NAME APPEARS ON THIS CARD. When signing as attorney, executor, administrator, personal representative, trustee or guardian, give full title as such. If name of two or more persons, all should sign.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — FIRST MERCURY FINANCIAL CORPORATION

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 9, 2007.
The undersigned hereby makes, constitutes and appoints Richard H. Smith and John A. Marazza, and each of them, proxies for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of First Mercury Financial Corporation (the “Company”), to be held at First Mercury Financial Corporation, Corporate Headquarters, 29110 Inkster Road, Suite 100, Southfield, MI 48034, on Wednesday, May 9, 2007, at 9:00 a.m. (Local Time), or any adjournment thereof. The undersigned also acknowledges receipt of the 2006 Annual Report to Stockholders, the Notice of the Annual Meeting and the Proxy Statement. The undersigned hereby revokes any other proxy executed previously for the 2007 Annual Meeting of Stockholders.
This Proxy, when properly executed, will be voted in the manner the undersigned stockholder directs on the reverse side of this card. If you sign and return this Proxy but do not specify otherwise, this Proxy will be voted FOR each of the proposals listed on the reverse side of this card and voted upon such other business as may properly come before the meeting. Therefore, to direct a vote FOR each of the proposals, you need not mark any box. Simply sign, date and return this Proxy. Each share of common stock has one vote.
If this Proxy is not returned, or if you do not vote via the Internet, then the shares of First Mercury Financial Corporation common stock you own will not be voted.
Please be sure to sign on the reverse side of this card exactly as your name appears on the reverse side.
PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING YOUR PROXY BY INTERNET.
IF YOU HAVE NOT VOTED BY THE INTERNET, PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.